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                                                                   Exhibit 99.3
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                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT
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WHEREAS, the Board of Directors of Cooper Industries, Inc. (the "Company")
adopted a Rights Agreement on February 27, 1987 and appointed First City, Texas-Houston, N.A. (formerly First City National Bank of Houston) as Rights Agent; and

WHEREAS, the Rights Agreement was amended on August 14, 1989 as a result of the two-for-one stock split of the Company's Common Stock (the Rights Agreement and amendment referred to as the "Rights Agreement"); and

WHEREAS, effective November 5, 1990 the Board of Directors of the Company has appointed First Chicago Trust Company of New York as transfer agent and registrar for its Common Stock and as Rights Agent for the Rights attached to the Common Stock pursuant to the Rights Agreement; and

WHEREAS, in order to facilitate such change in Rights Agent, it is necessary to amend Section 21 of the Rights Agreement.

NOW THEREFORE, in accordance with the Company's right under Section 26 to amend the Rights Agreement, Section 21 of the Rights Agreement is deleted in its entirety and replaced with the following:

         Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of the United States or of the States of New York or Texas (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the States of New York or Texas), in good standing, having a principal office in the States of New York or Texas, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the





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time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000 or (b) an affiliate of a corporation described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it has been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         All other terms of the Rights Agreement shall remain in full force and effect, except that all references to First City, Texas-Houston, N.A. shall now refer to First Chicago Trust Company of New York.

         IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to Rights Agreement to be executed on the 6th day of November, 1990 by their respective officers thereunto duly authorized.

                                   COOPER INDUSTRIES, INC.



                                   By:  /s/ DIANE K. SCHUMACHER
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                                   Title:  Corporate Secretary


                                   FIRST CHICAGO TRUST COMPANY OF NEW YORK



                                   By:   /s/ JOANNE GOROSTIOLA
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                                   Title:  Customer Service Officer





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